Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$62,444
Class B	$2,437
Class C	$5,377
Class F	$16,033
Total	$86,291
Class 529-A	$1,610
Class 529-B	$157
Class 529-C	$578
Class 529-E	$83
Class 529-F	$140
Class R-1	$84
Class R-2	$893
Class R-3	$1,034
Class R-4	$490
Class R-5	$1,850
Total	$6,919

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4800
Class B	$0.3710
Class C	$0.3714
Class F	$0.4859
Class 529-A	$0.4769
Class 529-B	$0.3566
Class 529-C	$0.3613
Class 529-E	$0.4328
Class 529-F	$0.5040
Class R-1	$0.3805
Class R-2	$0.3739
Class R-3	$0.4283
Class R-4	$0.4780
Class R-5	$0.5213

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	145,798
Class B	6,948
Class C	16,451
Class F	37,753
Total	206,950
Class 529-A	3,850
Class 529-B	473
Class 529-C	1,832
Class 529-E	212
Class 529-F	335
Class R-1	270
Class R-2	2,680
Class R-3	2,752
Class R-4	1,244
Class R-5	3,968
Total	17,616

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.42
Class B	$19.31
Class C	$19.23
Class F	$19.33
Class 529-A	$19.46
Class 529-B	$19.37
Class 529-C	$19.35
Class 529-E	$19.38
Class 529-F	$19.38
Class R-1	$19.34
Class R-2	$19.33
Class R-3	$19.41
Class R-4	$19.41
Class R-5	$19.42